June 27, 1997



Voyageur Fund Managers, Inc.
90 South Seventh Street
Suite 4400
Minneapolis, Minnesota 55402

         Re: Rule 24f-2 Notice for Voyageur Mutual Funds III, Inc. (File Nos. 2-95928 and 811-4547)

Dear Sir or Madam:

         We have acted as counsel to Voyageur Mutual Funds III, Inc., a Minnesota corporation (the "Funds"), in connection with the Funds' Registration Statement on Form N-1A (File Nos. 2-95928 and 811-4547). This opinion is addressed to you in connection with a filing by the Funds of a notice (the "Notice") pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended. In that connection, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion. Based thereon, we advise you that, in our opinion, the 914,340 shares of common stock, $.01 par value per share, issued by the Funds for the fiscal year ended April 30, 1997, as set forth in the Notice, were legally issued, have been fully paid, and are nonassessable, if issued and sold upon the terms and in the manner set forth in the Registration Statement of the Funds referred to above.

                                    Very truly yours,

                                    /s/ Dorsey & Whitney LLP


KLP